EXHIBIT 99.1

NEWS RELEASE

Contacts:	David A. Miller, CFO
Integrated Electrical Services, Inc.
713-860-1500

FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com

Karen Roan / kcroan@drg-e.com

DRG&E

713-529-6600

INTEGRATED ELECTRICAL SERVICES

ANNOUNCES SALE OF BUSINESS UNIT

HOUSTON — SEPTEMBER 9, 2005 — Integrated Electrical Services, Inc. (NYSE: IES) today announced that it had sold the stock of one of its industrial business units located in Florida.  The purchase price was approximately $7.9 million, approximately 25% of which was seller-financed.  The buyer will deliver a three year promissory note in the amount of approximately $1.95 million payable to IES for the seller-finance portion of the purchase price.  The balance of the purchase price was paid in cash at closing. This unit had net revenues of $35.5 million and an operating loss of $0.3 million for the previous twelve months.

On a cumulative basis since November 29, 2004, IES has sold thirteen units for approximately $46.8 million in cash and closed two additional units. During fiscal 2004, these fifteen units produced combined net revenues of $244.8 million and operating income of $9.0 million. In addition, the company has received $3.1 million from final cash true-ups of certain previous sales, for total cash proceeds to date of $49.9 million from the sales.

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, income, or cash flow, potential difficulty in addressing material weaknesses in the Company’s accounting systems that have been identified to the Company by its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, inaccurate estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, the general level of the economy, level of competition from other electrical contractors, increases in costs or availability of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreements with our surety or co-surety bonding company to provide sufficient bonding capacity, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, business disruption and costs associated with the Securities and Exchange Commission investigation and class action litigation, inability to reach agreement for planned sales of assets, business disruption and transaction costs attributable to the sale of business units, costs associated with the closing of business units, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure of business units where we have sold substantially all of the assets of the business unit, inability to fulfill the terms or meet the required financial covenants of the credit facility, difficulty in integrating new types of work into existing subsidiaries, inability of subsidiaries to incorporate new accounting, control and operating procedures, inaccuracies in estimating revenues and percentage of completion on contracts, disruptions or inability to effectively manage opportunities related to Hurricane Katrina and the expected increase in construction, and weather and seasonality. If the company is unable to cause its previously filed S-1 in support of the Senior Convertible Notes to become effective, penalty interest may apply under that agreement. You should understand that the foregoing important factors, in addition to those discussed in our other filings with the Securities and Exchange Commission (“SEC”), including those under the heading “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended September 30, 2004, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

General information about us can be found at www.ies-co.com under “Investor Relations.” Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.